    As filed with the Securities and Exchange Commission on November 5, 1998
                                                      Registration No. 333-25445

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                       REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 DEPOMED, INC.
             (Exact name of registrant as specified in its charter)

         CALIFORNIA                                     94-3229046
(State or other jurisdiction of                (I.R.S. employer identification
incorporation or organization)                            number)

       366 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404, (650) 513-0990 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JOHN W. FARA, Ph.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 DEPOMED, INC.
                              366 LAKESIDE DRIVE
                         FOSTER CITY, CALIFORNIA 94404
                                (650) 513-0990
(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                  Copies to:

                           STEPHEN C. FERRUOLO, ESQ.
                        Heller Ehrman White & McAuliffe
                             525 University Avenue
                          Palo Alto, California 94301
                            (650) 324-7000 (phone)
                             (650) 324-0638 (fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


     PROSPECTUS (Subject to Completion) Dated November 5, 1998

                                 DEPOMED, INC.
                   1,435,834 Shares of Common Stock Issuable
                           Upon Exercise of Warrants

              117,917 Representative's Warrants to Purchase Units
       Consisting of One Share of Common Stock and One Redeemable Warrant

                       117,917 Shares of Common Stock and
               117,917 Redeemable Common Stock Purchase Warrants


                            _______________________

  This prospectus relates to the offer by DepoMed, Inc., a California corporation, of 1,435,834 shares of its common stock, no par value. 1,200,000 of the shares of common stock are issuable upon exercise of publicly-traded redeemable common stock purchase warrants ("redeemable warrants") issued in the company's initial public offering completed November 10, 1997 (the "IPO"). 117,917 of the shares are issuable upon exercise of representative's warrants (which we will refer to in this prospectus as "representative's warrants") to purchase units consisting of one share of common stock and one redeemable warrant. The company issued the representative's warrants to the underwriter of the IPO and certain affiliates of the underwriter in connection with the IPO. The remaining 117,917 of the shares are issuable upon exercise of the redeemable warrants issuable upon exercise of the representative's warrants.

  This prospectus also relates to the resale by certain of the company's security holders of 117,917 representative's warrants, the 117,917 shares of common stock and the 117,917 redeemable common stock purchase warrants included in the units which are issuable upon exercise of the representative's warrants. See "Selling Security Holders."

  On November 4, 1998, DepoMed had 6,463,438 shares of its common stock and 1,200,000 redeemable warrants issued and outstanding. Our common stock trades on the Nasdaq SmallCap Market under the symbol "DPMD" and our redeemable warrants trade on the Nasdaq SmallCap Market under the symbol "DPMDW". On November 4, 1998, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $9.38 per share and the last reported sale price of the redeemable warrants was $3.75 per warrant.

  Beginning on page 4, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                            _______________________

  The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ________________________

                The Date of this Prospectus is November __, 1998

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The securities offered hereby are being offered in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

   In this prospectus, the "company," the "Registrant," "DepoMed," "we," "us,"
                        and "our" refer to DepoMed, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including DepoMed) may be found.

  This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-25445). The registration statement contains more information than this prospectus regarding DepoMed and its securities, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these securities.


                SEC Filing
          (File No. 001-13111                                     Period/Filing Date
          -------------------                                     ------------------
Annual Report on Form 10-KSB                             Year ended December 31, 1997
Quarterly Reports on Form 10-QSB                         Quarter ended March 31, 1998
                                                         Quarter ended June 30, 1998
                                                         Quarter ended September 30, 1998
Registration Statement on Form 8-A describing the        Filed on October 27, 1997
 common stock


You may request a copy of these documents, at no cost, by writing to:

                    DepoMed, Inc.
                    366 Lakeside Drive
                    Foster City, California 94404
                    Attention: Investor Relation Department
                    Telephone:   (650) 513-0990.

                          FORWARD-LOOKING INFORMATION

  Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                               ABOUT THE COMPANY

  We are a development stage company engaged in the development of new and proprietary oral drug delivery technologies. We have developed two types of oral drug delivery systems, the Gastric Retention System and the Reduced Irritation System (the "DepoMed Systems"). The Gastric Retention System is designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs, and the Reduced Irritation System is designed to reduce the gastrointestinal irritation that is a side effect of many orally administered drugs. In addition, the DepoMed Systems are designed to provide continuous, controlled delivery of an incorporated drug.

                                  RISK FACTORS

  You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our securities. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

  Early Stage of Development; Limited Revenues. We are at an early stage of development. Accordingly, our business is subject to all of the business risks associated with a new enterprise, including:

     .  uncertainties regarding product development;
     .  lack of collaborative partnering relationships;
     . lack of revenue and uncertainty regarding future revenues; . limited financial and personnel resources; and . lack of established credit facilities.

  At September 30, 1998, we had an accumulated deficit of approximately $4.0 million. As we expand our research and development efforts, we anticipate that we will continue to incur substantial operating losses for at least the next several years. Therefore, we expect our cumulative losses to increase. To date, we have had no revenues from product sales and only minimal revenues from our collaborative research and development arrangements and feasibility studies. Our success will depend on commercial sales of products that generate significant revenues for us. We may not be able to achieve commercial sales of any revenue-generating products.

  Product Development Risks. Our research and development programs are at an early stage. Pharmaceutical companies cannot incorporate the DepoMed Systems into pharmaceutical products until we or our collaborative partners complete substantial additional research and development on the DepoMed Systems. Even if we or our collaborative partners develop the DepoMed Systems, they or products using them:

     . may not be offered for commercial sale; or . may prove to have undesirable or unintended side effects that prevent or limit their commercial use.

  Before we or others make commercial sales of products using the DepoMed Systems, we or our collaborative partners must:

     . conduct clinical tests showing that these products are safe and effective; and
     .  obtain regulatory approval.

  This process involves substantial financial investment. Successful commercial sales of any of these products requires:

     .  market acceptance;
     . cost-effective commercial scale production; and . reimbursement under private or governmental health plans.

  We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

     . the DepoMed Systems prove to have unintended or undesirable side effects; or
     . products which appear promising in preclinical studies do not demonstrate effectiveness in larger-scale clinical trials.

  These events could have a material adverse effect on the company.

  Need For Substantial Additional Funds. We anticipate that our existing capital resources will permit us to meet our capital and operational requirements through at least the end of 1999. However, we base this expectation on our current operating plan which can change as a result of many factors. Accordingly, we could require additional funding sooner than anticipated. Our cash needs may also vary materially from our current expectations because of numerous factors, including:

     .  results of research and development;

     .  relationships with current and potential collaborative partners;
     . changes in the focus and direction of our research and development programs;
     .  technological advances; and
     . results of clinical testing, requirements of the United States Food and Drug Administration (the "FDA") and comparable foreign regulatory agencies.

  We will need substantial funds of our own or from third parties to:
     .  conduct research and development programs;
     . conduct preclinical and clinical testing; and . manufacture (or have manufactured) and market (or have marketed)
        potential products using the DepoMed Systems.

  Our existing capital resources will not be sufficient for us to operate until we generate revenues sufficient to support our operations. We have limited credit facilities and no other committed source of capital. We will have to raise additional funds to continue our development programs. We may not be able to raise such additional capital on favorable terms, or at all. If the company raises additional capital by selling its equity or convertible debt securities, the issuance of such securities could result in dilution to our shareholders.
If adequate funds are not available the company may have to:

     .  curtail operations significantly; or
     . obtain funds through entering into collaboration agreements on unattractive terms.

  If we are not able to raise capital, we will be materially adversely effected.

  Dependence on and Need for Collaborative Partners. We have generated all of our revenues through collaborative arrangements with pharmaceutical and biotechnology companies. Our strategy for research, development, clinical testing, manufacturing and commercial sale of products using the DepoMed Systems requires that we maintain our current collaborative arrangements and enter into additional collaborative arrangements. The success of collaborative arrangements requires that the company's present and future collaborative partners:

     . perform their obligations as expected; and . devote sufficient resources to the development, clinical testing and marketing of products developed under collaborations.

  The company's collaborative partners may not continue to:

     .  fund their particular projects;
     . perform their agreed-to obligations; or . choose to develop or make commercial sales of products using the DepoMed
        Systems.

  For example, Bristol-Myers Squibb Company ("BMS") holds an option to license the DepoMed Gastric Retention System for its product. The option expires in April 1999. BMS has no obligation to exercise its option and may choose not to exercise its option. In 1997, GalaGen Inc. ("GalaGen") chose not to enter into a product development agreement with the company even though the results of a feasibility study demonstrated the effectiveness of the Gastric Retention System in protecting GalaGen's incorporated product.

  Further, the company may not be able to enter into future collaborative arrangements on acceptable terms. The following events could have a material adverse effect on the company:

     . any parallel development by a collaborative partner of competitive technologies or products;
     . arrangements with collaborative partners that limit or preclude the company from developing products or technologies;
     . premature termination of an agreement; or . failure by a collaborative partner to devote sufficient resources to the development or commercial sales of products using the DepoMed Systems.

  Collaborative agreements are generally complex and may contain provisions which give rise to disputes regarding the relative rights and obligations of the parties. Any such dispute could delay collaborative research, development or commercialization of potential products, or could lead to lengthy, expensive litigation or arbitration.

  Fluctuations in Operating Results. The following factors will affect our quarterly operating results and may result in a material adverse effect on the price of our common stock and redeemable warrants:

     . variations in revenues obtained from collaborative agreements, including milestones, royalties, license fees and other contract revenues;
     . the timing of any future product introductions by us or our collaborative partners;
     .  market acceptance of the DepoMed Systems;
     .  regulatory actions;
     .  adoption of new technologies;
     .  the introduction of new products by our competitors;
     .  manufacturing costs and capabilities;
     .  changes in government funding; and
     .  third-party reimbursement policies.

  Competition. Competition in pharmaceutical products and drug delivery systems is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior either generally or in particular market segments to the DepoMed Systems or products using the DepoMed Systems. These developments would make the DepoMed Systems or products using them noncompetitive or obsolete.

  All of our principal competitors have substantially greater financial, marketing, personnel and research and development resources than us. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

  Government Regulation. Numerous governmental authorities in the United States and other countries regulate our research and development activities and those of our collaborative partners . Governmental approval is required of all potential pharmaceutical products using the DepoMed Systems and the manufacture and marketing of products using the DepoMed Systems prior to the commercial use of those products. The regulatory process will take several years and require substantial funds. If products using the DepoMed Systems do not receive the required regulatory approvals or if such approvals are delayed, the company's business would be materially adversely affected. The requisite regulatory approvals may not be obtained without lengthy delays, if at all.

  In the United States, the FDA rigorously regulates pharmaceutical products, including any drugs using the DepoMed Systems. If a company fails to comply with applicable requirements, the FDA or the courts may impose sanctions. These sanctions may include civil penalties, criminal prosecution of the company or its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production. The FDA may withdraw approved applications or refuse to approve pending new drug applications, premarket approval applications, or supplements to approved applications.

  The company generally must conduct preclinical testing on laboratory animals of new pharmaceutical products prior to commencement of clinical studies involving humans. These studies evaluate the potential efficacy and safety of the product. The company then submits the results of these studies to the FDA as part of an investigational new drug application ("IND"), which must become effective before beginning clinical testing in humans.

  Typically, human clinical evaluation involves a time-consuming and costly three-phase process:

     . In Phase I, the company conducts clinical trials with a small number of subjects to determine a drug's early safety profile and its pharmacokinetic pattern.

     . In Phase II, the company conducts clinical trials with groups of patients afflicted with a specific disease in order to determine preliminary effectiveness optimal dosages and further evidence of safety.

     . In Phase III, the company conducts large-scale, multi-center, comparative trials with patients afflicted with a target disease in order to provide enough data to demonstrate the effectiveness and safety required by the FDA prior to commercialization.

  The FDA closely monitors the progress of each phase of clinical testing. The FDA may, at its discretion, re-evaluate, alter, suspend or terminate testing based upon the data accumulated to that point and the FDA's assessment of the risk/benefit ratio to patients.

  The results of the preclinical and clinical testing are submitted to the FDA in the form of a new drug application (an "NDA") for approval prior to commercialization. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application. Failure to receive approval for any products using the DepoMed Systems would have a material adverse effect on the company.

  Various FDA regulations apply to over-the-counter products that comply with monographs issued by the FDA. These regulations include:

     .  current good manufacturing practices ("cGMP") requirements;
     . general and specific over-the-counter labeling requirements (including warning statements);
     .  advertising restrictions; and
     . requirements regarding the safety and suitability of inactive ingredients.

  In addition, the FDA may inspect over-the-counter products and manufacturing facilities. A failure to comply with applicable regulatory requirements may lead to administrative or judicially imposed penalties. If an over-the-counter product differs from the terms of a monograph, it will, in most cases, require FDA approval of an NDA for the product to be marketed.

  Foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country. The time required for approval may delay or prevent marketing in certain countries. In certain instances the company or its collaborative partners may seek approval to market and sell certain products outside of the United States before submitting an application for United States approval to the FDA. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Union ("EU") approval mechanism in place, each EU country may nonetheless impose its own procedures and requirements. Many of these procedures and requirements are time-consuming and expensive. Some EU countries require price approval as part of the regulatory process. These constraints can cause substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not meaningfully indicate that another country will approve the product.

  Manufacturing, Marketing and Sales. We do not have and do not intend to establish in the foreseeable future internal manufacturing, marketing or sales capabilities. Rather, we intend to use the facilities of our collaborative partners or those of contract manufacturers to manufacture products using the DepoMed Systems. Our dependence on third parties for the manufacture of products using the DepoMed Systems may adversely affect our ability to develop and deliver such products on a timely and competitive basis. There may not be sufficient manufacturing capacity available to the company when, if ever, it is ready to seek commercial sales of products using the DepoMed Systems. In addition, we expect to rely on our collaborative partners or to develop distributor arrangements to market and sell products using the DepoMed Systems. The company may not be able to enter into manufacturing, marketing or sales agreements on reasonable commercial terms, or at all, with third parties. Failure to do so would have a material adverse effect on the company.

  Applicable cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the DepoMed Systems. The company will depend on the manufacturers of products using the DepoMed Systems to comply with cGMP and applicable foreign standards. Any failure by a manufacturer of products using the DepoMed Systems to maintain cGMP or comply with applicable foreign standards could delay or prevent their commercial sale. This could have a material adverse effect on the company.

  Patents and Proprietary Rights. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to file patent applications in the United States and foreign jurisdictions. We currently hold two issued United States and two pending United States patent applications. We have applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. Our patent applications may not be approved and any issued patents may not provide competitive advantages for the DepoMed Systems or our technologies.

  With respect to already issued patents and any patents which may issue from our applications, there can be no assurance that claims allowed will be sufficient to protect our technologies. The United States maintains patent applications in secrecy until a patent issues. As a result, the company cannot be certain that others have not filed patent applications for technology covered by our pending applications or that the company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block our patent rights or permit the competitors to compete without infringing the patent rights of the company.

  In addition:

     . any patents issued to the company may be challenged, invalidated or circumvented; or
     . the rights granted under the patents issued to the company may not provide proprietary protection or commercial advantage to the company.

  We also rely on trade secrets and proprietary know-how. We seek to protect that information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of an agreement or a finding that an agreement is unenforceable. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

  Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on not infringing others' patents. We are not aware of any claim of patent infringement against us. However, if claims concerning patents and proprietary technologies arise and are determined adversely to the company, the claims could have a material adverse effect on the company. Extensive litigation regarding patent and other intellectual property rights is common in the pharmaceutical industry. We may need to engage in litigation to enforce any patents issued or licensed to the company or to determine the scope and validity of third-party proprietary rights. There can be no assurance that our issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to the company, the diversion of our financial and managerial resources to such litigation could have a material adverse effect on the company. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the company or other parties. Adverse determinations in litigation or interference proceedings could require the company to seek licenses (which may not be available on commercially reasonable terms) or subject the company to significant liabilities to third parties. These events could have a material adverse effect on the company.

  Relationships of Advisors with other Entities. Two groups (the Policy Advisory Board and Development Advisory Board) advise the company on business and scientific issues and future opportunities. Certain members of our Policy Advisory Board and Development Advisory Board work full-time for academic or research institutions. Others act as consultants to other companies. In addition, except for work performed specifically for and at the direction of the company, any inventions or processes discovered by such persons will be their own intellectual property or that of their institutions or other companies. Further, invention assignment agreements signed by such persons in connection with their relationships with the company may be subject to the rights of their primary employers or other third parties with whom they have consulting relationships. If the company desires access to inventions which are not its property, the company will have to obtain licenses to such inventions from these institutions or companies. The company may not be able to obtain these licenses on commercially reasonable terms.

  Healthcare Reform; Uncertain Availability of Healthcare Reimbursement. The healthcare industry is changing rapidly as the public, government, medical professionals, third-party payors and the pharmaceutical industry examine ways to contain or reduce the cost of health care. Changes in the healthcare industry could impact our business, particularly to the extent that the company develops the DepoMed Systems for use in prescription drug applications.

  Certain foreign governments regulate pricing or profitability of prescription pharmaceuticals sold in their countries. There have been a number of federal and state proposals to implement similar government control in the United States, particularly with respect to Medicare payments. The company expects that these proposals will continue to be advanced. In addition, downward pressure on pharmaceutical pricing in the United States has increased due to an enhanced emphasis on managed care. The company expects this pressure to continue to increase. The company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business. However, the announcement of such proposals or efforts could have a material adverse effect on the company's ability to raise capital. Further, the adoption of such proposals or efforts would have a material adverse effect on the company and any prospective collaborative partners.

  Sales of products using the DepoMed Systems in domestic and foreign markets will depend in part on the availability of reimbursement from third-party payors, such as government health administration authorities and private health insurers. Third-party payors are increasingly challenging the price and cost-effectiveness of prescription pharmaceutical products. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Accordingly, products using the DepoMed Systems may not be eligible for third-party reimbursement at price levels sufficient for us or our collaborative partners to realize appropriate returns on our investments in the DepoMed Systems.

  Product Liability. Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Any such claims could have a material adverse effect on the company. We do not currently have any product liability insurance. Although the company has applied for product liability insurance, there can be no assurance that:

     . the company will be able to obtain or maintain product liability insurance on acceptable terms;
     . the company will be able to secure increased coverage as the commercialization of the DepoMed Systems proceeds; or
     . any insurance will provide adequate protection against potential liabilities.

  Year 2000. Year 2000 ("Y2K") exposure is the result of computer programs using two instead of four digits to represent the year. These computer programs may erroneously interpret dates beyond the year 1999, which could cause system failures or other computer errors, leading to disruptions in operations.

  We have begun to develop a three-phase program to limit or eliminate Y2K exposures. Phase I is to identify those systems, applications and third-party relationships from which we have exposure to Y2K disruptions in operations. Phase II is the development and implementation of action plans to achieve Y2K compliance in all areas prior to the end of 1999. Also included in Phase II is the development of contingency plans which would be implemented should Y2K compliance not be achieved in order to minimize disruptions in operations.
Phase III is the final testing or equivalent certification of testing of each major area of exposure to ensure compliance. We have not yet completed any of these phases. We expect to complete all three phases by the end of 1999, though we may not be successful in doing so.

  We have identified three major areas which are critical for successful Y2K compliance: Area 1, which includes financial, research and development and administrative informational systems applications reliant on system software; Area 2, which includes research, development and quality applications reliant on computer programs embedded in microprocessors; and Area 3, which includes third-party relationships which may be affected by Area 1 and 2 exposures which exist in other companies.

  With respect to Area 1, we are in the process of conducting an internal review and contacting all software suppliers to determine major areas of Y2K exposure. In research, development and quality applications (Area 2), we are working with equipment manufacturers to identify our exposures. With respect to Area 3, we plan to evaluate our reliance on third parties in order to determine whether their Y2K compliance will adequately assure our uninterrupted operations. However, we may not complete these evalutions in time to limit or elimate our Y2K exposure.

  We have yet to complete Phase I or Phase II of our Y2K program with respect to all three of the major areas. We rely on systems, applications and third-party relationships which, if not Y2K compliant prior to the end of 1999, could have a material adverse impact on the company. In addition, we may not complete Phase II contingency planning in time to determine what action we would take in any of the areas should Y2K compliance not be achievable in time.

  Though we have not identified any costs related to replacement or remediation and testing of our Area 1 computer information systems, those costs may be significant. In addition, because we have not completed our Phase I and Phase II evaluations, we have no basis for estimating the potential cost of our Y2K compliance programs. However, those costs may also be significant.

                            SELLING SECURITY HOLDERS



  The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each selling security holder as of November 4, 1998 and the number of shares of common stock that may be offered pursuant to this prospectus. The table assumes the exercise of the representative's warrants and the redeemable warrants included in the units issuable upon exercise of the representative's warrants. This information is based upon information provided by the selling security holders.

  None of the selling security holders has had a material relationship with the company within the past three years, except as indicated below.

                                           Number of Shares of                                       Number of Shares of
                                               Common Stock                     Number of Shares of     Common Stock
                                          Beneficially Owned                       Common Stock      Beneficially Owned
                                         Prior to Offering (1)     Percent           to be Sold      After Offering          Percent
                                         ---------------------     -------      -------------------  -------------------     -------
Selling Security Holder
----------------------------------

National Securities Corporation
 (2)..............................             226,402(3)            3.4%             226,402                 -                 -

Stephen Rothstein (4).............               4,716(5)             *                 4,716                 -                 -

Gary Rosenberg (4)................               4,716(5)             *                 4,716                 -                 -

TOTALS                                         235,834               3.5              235,834                 -                 -
                                               =======               ===              =======

______________________
*    Less than one percent
(1) Applicable percentage of ownership is based on 6,463,438 shares of common stock outstanding as of November 4, 1998.
(2)  Acted as the underwriter of the IPO.
(3) Consists of 113,201 shares issuable upon exercise of representative's warrants and 113,201 shares issuable upon exercise of redeemable warrants issuable upon exercise of the representative's warrants.
(4)  Affiliated with National Securities Corporation
(5) Consists of 2,358 shares issuable upon exercise of representative's warrants and 2,358 shares issuable upon exercise of redeemable warrants issuable upon exercise of representative's warrants.

  We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.


                              PLAN OF DISTRIBUTION

  The securities offered hereby by the company are being offered directly by the company pursuant to the terms of the redeemable warrants and the representative's warrants. All or a portion of the securities offered hereby by the selling security holders may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq SmallCap Market (or any other exchange on which the securities may be listed), in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices and/or may also be used to cover any short positions previously established. The selling security holders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders. The selling security holders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling security holders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the company has agreed to indemnify the selling security holders with respect to the securities offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities. No underwriter is being utilized in connection with this offering.

  Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holders (and, if they act as agent for the purchaser of such securities, from such purchaser). Broker-dealers may agree with the selling security holders to sell a specified number of securities at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire securities as principal may thereafter resell such securities from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such securities commissions computed as described above.

  Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of securities may not simultaneously engage in market making activities with respect to the common stock of the company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security holders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales the company's securities by the selling security holders.

  The selling security holders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The securities offered hereby are being registered pursuant to contractual obligations of the company, and the company has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of securities offered hereby.


                                USE OF PROCEEDS

  We plan to use the net proceeds received, if any, from the issuance of common stock issuable upon exercise of the representative's warrants and the redeemable warrants for research and development and for general corporate purposes and working capital. We will not receive any of the proceeds from the sale of securities offered by the selling security holders.


                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for us by Heller Ehrman White & McAuliffe, Palo Alto, California, counsel to the company. Julian N. Stern, the Secretary of the company, is the owner of 83,333 shares of common stock and is the sole stockholder and employee of a professional corporation that is a partner of Heller Ehrman White & McAuliffe.

                                    EXPERTS

  The financial statements of DepoMed, Inc. which appear in its Annual Report (Form 10-KSB) for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

      Legal fees and expenses............................     $ 6,000
      Accounting fees and expenses.......................       1,000
      Miscellaneous......................................       3,000
                                                              -------
      Total..............................................     $10,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The registrant has the power to indemnify its directors and officers against liability for certain acts pursuant to Sections 204(a) and 317 of the California Corporations Code. Article IV of the registrant's Amended and Restated Articles of Incorporation provides as follows:

"The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by by-law, agreement or otherwise, for breach of duty to this corporation and its shareholders in excess of that expressly permitted by Section 371 and to advance defense expenses to its agents in connection with such matters as they are incurred, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended."

  Section 29 of the company's Bylaws, as amended, provides as follows:

  "29.  Indemnification of Directors and Officers.

  (a) Indemnification. To the fullest extent permissible under California law, the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlement and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this By-law in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this By-law, California law is amended in a manner which permits the corporation to authorize indemnification of or advancement of expenses to its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this By-law to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this By-law are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

  (b) Procedure. Upon written request to the Board of Directors by a person seeking indemnification under this By-law, the Board shall promptly determine in accordance with Section 317(e) of the California Corporations Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

  (c) Definitions. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorney's fees and any expenses of establishing a right to indemnification."

  We have obtained insurance to indemnify our officers and directors for liability incurred in serving the company up to a maximum amount of $5,000,000, including the costs of defense with respect to any such alleged activity.


ITEM 16.  EXHIBITS
-------   --------

  Exhibit     Description
  -------     -----------------------------------------------------------

    5.1*      Opinion of Heller Ehrman White & McAuliffe

   23.1*      Consent of Heller Ehrman White & McAuliffe

   23.2       Consent of Ernst & Young LLP, Independent Auditors

   24.1*      Power of Attorney
 __________
 *  Previously filed

ITEM 17.  UNDERTAKINGS
-------   ------------

          A.    The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on November 5, 1998.

                                    DEPOMED, INC.

                                    /s/ John F. Hamilton
                                    --------------------
                                    John F. Hamilton
                                    Vice President - Finance and Chief Financial
                                    Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                 Title                           Date
               ---------                                 -----                           ----
                  *                       President, Chief Executive Officer      November 5 , 1998
----------------------------------------
             John W. Fara                 and Director (Principal Executive
                                          Officer)

                  *                       Chairman of the Board and Chief         November 5 , 1998
-----------------------------------------
           John W. Shell, Ph.D.           Scientific Officer

           /s/ John F. Hamilton           Vice President-Finance  and Chief        November 5, 1998
-----------------------------------------
           John F. Hamilton               Financial Officer (Principal
           Attorney-in-Fact               Financial and Accounting Officer)

                  *                       Vice President Operations, Director      November 5, 1998
-----------------------------------------
            John N. Shell

                  *                       Director                                November 5 , 1998
-----------------------------------------
           G. Steven Burrill

          /s/ W. Leigh Thompson           Director                                November 5 , 1998
-----------------------------------------
      W. Leigh Thompson, M.D., Ph.D.

          /s/ John F. Hamilton
-----------------------------------------
          *John F. Hamilton
          (Attorney-in-Fact)

                                 DEPOMED, INC.

                               Index to Exhibits
                               -----------------



   Exhibit No.             Description
   -----------             --------------------------------------------------
      5.1*                 Opinion of Heller Ehrman White & McAuliffe
     23.1*                 Consent of Heller Ehrman White & McAuliffe
     23.2                  Consent of Ernst & Young LLP, Independent Auditors
     24.1*                 Power of Attorney

 ________________
 *  Previously filed